Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

POORE BROTHERS, INC.

Poore Brothers, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:                                                           The name of the Corporation is Poore Brothers, Inc., which is the name under which the Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on February 23, 1995.

SECOND:                                            The Certificate of Incorporation of the Corporation was amended on March 3, 1995, and further amended on October 7, 1999.

THIRD:                                                       The Board of Directors of the Corporation has duly and unanimously adopted the following resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended, pursuant to Section 242 of the Delaware General Corporation Law:

RESOLVED, that the Company’s Certificate of Incorporation should be amended to change the Company’s name to “The Inventure Group, Inc.” as follows (the “Amendment”):

“FIRST:      The name of the Corporation shall be: The Inventure Group, Inc. (the “Corporation”).”

FOURTH:              That at a meeting of the stockholders of the Company held on May 23, 2006, the holders of a majority of the issued and outstanding shares of the Common Stock of the Corporation approved the amendment to the Certificate of Incorporation, as amended, set forth in this Certificate of Amendment.

FIFTH:                   That this Amendment to the Certificate of Incorporation, as amended, has been duly adopted with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this instrument has been executed for, on behalf of, and in the name of the Corporation, by the officer hereunto duly authorized as of the 24th day of May, 2006.

POORE BROTHERS, INC., a Delaware corporation

By:	/s/ Eric J. Kufel
Eric J. Kufel, Chief Executive Officer